Exhibit 4.1

- Class A Ordinary - [Number]-	Unitrend Entertainment Group Limited 環球時尚娛樂集團有限公司	-[Share Number]-

INCORPORATED IN THE CAYMANS ISLANDS

SHARE CERTIFICATE

AUTHORISED CAPITAL: US$50,000 divided into 450,000,000 Class A Ordinary Shares of a par value of $US0.0001 each and 50,000,000 Class B Ordinary Shares of a par value of $US0.0001 each

This is to certify that ____________ Of

_________________________________________________________________

is the registered holder of __________ fully paid and non-assessable,

subject to the rules and laws governing the administration of the Company.

Given under the Common Seal of the said Company
This ___ day of _____

The Common Seal of the Company was hereunto affixed in the presence of

____________________

Director